CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the Registration Statement) of our reports dated November 1, 2001, relating to the financial statements and financial highlights appearing in the September 30, 2001 Annual Reports to Shareholders of Vanguard Variable Insurance Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service Providers--Independent Accountants" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Philadelphia, PA

January 25, 2002